Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Registration Statement on Form S-4, Amendment No. 1 of Longevity Biomedical Holdings Corp., of our report dated July 31, 2025 on our audit of the balance sheet of Longevity Biomedical Holdings Corp. as July 11, 2025, and the related statements of operations, changes in stockholders’ deficit and cash flows for the period ended July 3, 2025 (inception) to July 11, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Adeptus Partners, LLC

Ocean, New Jersey

November 12, 2025